Exhibit 10.1

JOINT VENTURE AGREEMENT

This Agreement is made effective as of 19 September 2025, by and between:

Robo.ai Investments L.L.C.-FZ, a Dubai incorporated company with its principal office in Meydan Grandstand, 6th floor, Meydan Road, Nad AI Sheba, Dubai, U.A.E. (hereinafter “Party A”), and

JW Global Holding L.L.C-FZ, with address at Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, U.A.E. (hereinafter referred to as “Party B”);

Party A and Party B are collectively referred to herein as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, the Parties desire to form a joint venture entity ("NewCo" or “JV Company”) to import, purchase, market and sell commercials vehicles and provide related aftersales service in the Territory as defined below.” Commercial Vehicles” is defined to include all non-military vehicles whether powered by batteries or combustion engine. Territory shall include Pakistan and Gulf and Arabian Peninsula region. The JV Company shall be registered under the name “RJ Investment L.L.C.-FZ” or such other name as the Parties may mutually agree upon in writing. The activities described above are combined to constitute NewCo’s “Authorized Business Activities”.

WHEREAS, NewCo, whose corporate name is to be agreed upon by the Parties, shall be incorporated under the laws of United Arab Emirates with ownership percentages specified in this Agreement

WHEREAS, Party A requires majority control over the JV Company in order to consolidate NewCo’s financial results under U.S. GAAP.

WHEREAS, the Parties have prepared a feasibility study for the JV, and the Parties acknowledge and agree that the Feasibility Study attached hereto as Annex A shall serve as the initial business plan for the JV Company.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

ARTICLE 1: JV COMPANY STRUCTURE AND OBJECTIVES

1.1 The Parties shall incorporate a UAE limited liability company (“JV Company”) under ADGM or DIFC regulations.

1.2 The JV Company shall be governed by UAE Commercial Companies Law and this Agreement.

1.3 SUPERSEDING EFFECT -- This Agreement constitutes the entire understanding and agreement with respect to all aspects of the JV Company and replaces, supersedes, and terminates all prior written and verbal understandings, agreements, discussions, and acknowledgments (“Prior Agreements”). All purported rights and obligations under the Prior Agreements are hereby completely extinguished and fully replaced by the terms and conditions set forth herein.

ARTICLE 2: CAPITALIZATION AND OWNERSHIP

2.1 Shareholding and In-kind Contributions -- Upon the JV Company’s incorporation, Party A shall hold 51% and Party B shall hold 49% of the issued share capital of the JV Company.

In addition to the cash contribution specified below,

Party A shall contribute its Commercial Vehicle supply chain resources and network in China.

Party B shall contribute its Commercial Vehicle importation, distribution, sales, and service resources, experience and network in the Territory.

2.2 Authorized Capital -- If required by the applicable laws and regulations, Party A and Party B shall each make cash contribution to the required registered capital proportionate to their respective equity percentage until such registered or authorized capital requirement is fully met and the JV Company is fully capitalized.

2.3 Capital Contributions --- Seed Funding.

a)	In addition to the above-described in-kind contributions, the Parties shall contribute cash to the JV Company as initial paid-in capital to cover government registration fees, bank account opening, initial operating expenses and working capital, with the specific allocation to be determined by mutual agreement of the Parties.

b)	The initial seed funding, in the amount of US$5,000, shall be contributed by the Parties in UAE currency according to their respective equity percentage no later than three (3) Business Days after this Agreement is signed. The specific amount, allocation, and form of such contribution shall be determined by the Parties based on the operational needs of the JV Company and may be adjusted from time to time.

2.4 Capital Contribution -- Future Funding.

Any additional capital infusion or recapitalization of the JV Company shall be subject to the approval of its Board in accordance with Section 3.3 of this Agreement. The amount, allocation, and timing of such contributions shall be determined by mutual agreement of the Parties and may be adjusted as necessary to meet the business and financial needs of the JV Company.

2.5 Management Equity Pool.

a)	The Parties hereby approve the creation of a management and director equity incentive pool representing 20% of the JV Company’s fully diluted share capital (the “Management Pool”), to be implemented under an equity incentive plan to be developed by the CEO and approved by the Board within 90 days after the JV Company’s incorporation.

b)	The Management Pool shall be funded by pro-rata transfer of their respective equity to the Management Pool, such that upon the completion the equity transfer and re-allocation, Party A’s and Party B’s fully diluted equity holdings shall be reduced to 40.8% and 39.2%, respectively, and thereafter the Management Pool shall own 20% of the JV Company’s equity.

c)	The Funding of the Management Pool shall be accomplished by virtue and through the implementation of this Agreement. Therefore, no additional approval by the Board or the parties is required except for the equity incentive plan to be developed by the CEO.

d)	All shareholder rights and obligations associated with the Management Pool are hereby fully delegated to and shall be exclusively exercised by Party A. To avoid any doubt, the Management Pool is represented on the Board by Party A and does not have, nor shall it seek, its own separate representation on the Board.

e)	All economic interests including dividends associated with unallocated Management Pool shall belong to and be transferred to Party A and Party B in proportion to respective shareholding percentage.

f)	The vesting of Management Equity Pool shall be contingent upon the achievement of key performance indicators (KPIs), which shall be established, reviewed, and amended annually by the Board of Directors. The specific KPIs, performance targets, and corresponding vesting schedule shall be formally documented in a separate Vesting Agreement to be executed by the Company and the respective manager, provided that such terms and the resulting vesting of shares are approved by a majority resolution of the Board.

ARTICLE 3: CORPORATE GOVERNANCE and MANAGEMENT

3.1 Board of Directors

The Board shall comprise five (5) members: Three (3) Directors appointed by Party A; two (2) Directors appointed by Party B.

The Chairman shall be appointed by Party A and may be changed and replaced at Party A’s so discretion at any time.

3.2 Executive Management

CEO shall be jointly appointed by Party A and Party B. CFO shall be appointed by Party A. All officers, executives and employees report directly or indirectly and are held accountable to the CEO. The CEO is required to consult with the Board in advance on all JV Company’s hires that will report into the CEO.

3.3 Board Approval

Except as otherwise specified in this Agreement, Board resolutions require a simple majority of directors in person or electronically. The following matters require the Board’s approval.

●	Approval and amendment of annual budget and business plan

●	Capital infusion, issuance and redemption of shares or other securities

●	Bank borrowings or debt issuance exceeding US$1 million or its equivalent

●	Appointment and dismissal of CEO and CFO

●	Annual executive and employee compensation and incentive plans

●	M&A, formation of joint ventures, and establishment of subsidiaries

●	Change in business scope and strategy

●	Related-party transaction exceeding US$50,000 or its equivalent

●	Initial public offering of the JV Company

●	Equity transfer to a third party not majority owned and controlled by either party

●	Any parental financial guarantees or parental performance guarantees

●	Bank signatories and other authority or spending authorization matrix

●	Bank borrowing, other indebtedness or incurrence of liability exceeding US$500,000 or its equivalent

●	Liquidation, dissolution, reorganization or bankruptcy filing

●	Appointment/dismissal of external auditors

●	Other matters that applicable laws and regulations require Board approval

3.4 Delegation.

All matters not included in the Section 3.3 hereinabove that require the approval of the Board are delegated to the CEO, who shall operate the business within the Board-approved budget and business plan, and report key KPIs to the Board quarterly.

ARTICLE 4: PROFIT DISTRIBUTION & LOSS ALLOCATION

4.1 Net annual profits shall be distributed pro-rata to shareholding percentages.

4.2 Loss Allocation. Losses shall be borne by the shareholders pro-rata to their shareholding percentages; provided that no shareholder shall be required to make additional capital contributions unless approved in accordance with Section 2.5.

4.3 Any profit distributions based on actual profit and subject to the Board approval shall occur within ninety (90) days following completion of the annual statutory audit.

4.4 Retained Earnings Policy

a)	Profit distributions pursuant to Article 4.1 shall be made only after:

i.	Provision has been made for all statutory reserves required under applicable law;

ii.	Payment in full of all taxes, duties, and other governmental charges payable by the JV Company;

iii.	Repayment of any outstanding indebtedness (other than ordinary course trade payables) due to third parties, unless otherwise agreed in writing by both Parties; and

iv.	Allocation of sufficient working capital to fund the approved annual business plan and budget for the following financial year, including any anticipated capital expenditures.

b)	The level of retained earnings to be maintained in the JV Company shall be determined annually by the Board in connection with the approval of the audited financial statements, and shall not be less than an amount equal to twelve (12) months’ forecast operating expenses and such additional amount as the Board reasonably determines is required to meet the JV Company’s business and financial obligations.

c)	Any retained earnings not required under paragraph (b) shall be distributed to the Parties in accordance with Article 4.1 within ninety (90) days following Board approval of the audited financial statements.

d)	The Parties agree that any decision to retain earnings in excess of the thresholds specified in paragraph (b) must be approved in writing by all Parties.

ARTICLE 5: INTELLECTUAL PROPERTY

5.1 All pre-existing IP belonging to each Party shall remain exclusively with each Party.

5.2 IP developed by the JV Company during operations shall be owned exclusively by the JV Company. Post-termination usage by any Party shall be agreed upon in writing by all Parties.

5.3 Improvements. Any IP developed by the JV Company that incorporates or is derived from a Party’s pre-existing IP shall be owned by the JV Company. The contributing Party shall receive a non-exclusive, royalty-free, worldwide license to use such improvements outside the Territory and outside the JV’s Authorized Business Activities. Any broader use requires Board Supermajority approval.

ARTICLE 6 – CONFIDENTIALITY

6.1 Each Party undertakes that during or after the duration of this Agreement and 5 years thereafter, and subject to the Parties’ rights to seek injunctive relief and other legal remedies in case of a breach of the confidentiality obligations hereunder, it shall use all reasonable endeavors to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

a)	which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, engineering data, personnel data, customer data, commercial contracts and sales data, and any other information that shall enable one Party to have an advantage over the assets or affairs of the other Parties (or any entity belonging to the other Parties’ group); or

b)	which relates to the contents of this Agreement (or any Agreement or arrangement entered into pursuant to this Agreement)

6.2 Neither Party shall use for its own business purposes or disclose to any third party any such information (collectively the “Confidential Information”) without the consent of the other Parties.

6.6 All public announcements about the signing of this Agreement, the formation of the JV Company and ongoing transactions and business of the JV Company shall be approved by both parties in advance.

The obligation of confidentiality under paragraph 6.1 shall not apply to:

a)	the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority, in such case the disclosing Party shall inform the other Parties prior to any disclosure in writing the details of the disclosure;

b)	information which is independently developed by the relevant Party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

c)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned or any member of its group;

d)	the disclosure in confidence to a Party’s professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement, to the extent any said party is previously bound to the same confidentiality obligations as set forth herein;

e)	information which becomes within the public domain; or

f)	any announcement mutually agreed between the Parties.

ARTICLE 7 – TERM AND TERMINATION

7.1 Unless terminated earlier as approved by the JV Company Board, this Agreement commences upon execution and continues for twenty (20) years, renewable by mutual written consent.

7.2 Material breach, which shall mean an unauthorized disclosure that will cause or has caused business or financial damage or injury to the non-breaching party or the JV Company, by any of the Parties, unless cured within 90 days upon written notice, entitles the non-breaching Party to terminate forthwith and claim compensatory damages.

7.3 Buyout Rights

a)	If a Party (the “Breaching Party”) commits a Material Breach of this Agreement, becomes insolvent, enters into administration or liquidation (other than for the purposes of a bona fide solvent reorganization), or undergoes a change of control to a direct competitor of the other Parties, the non-breaching Party (the “Non-Breaching Party”) shall have the right, but not the obligation, to purchase the Breaching Party’s entire shareholding in the JV Company.

b)	The purchase price for such shares shall be determined as the Fair Market Value (“FMV”) of the Breaching Party’s shares as of the date of the triggering event, as determined by an independent, internationally recognized valuation firm jointly appointed by the Parties (or, failing agreement within 15 Business Days, appointed by the Chairman of the DIFC Courts).

c)	The FMV shall be adjusted downward by any damages, losses, or liabilities caused , by the breach or triggering event, as reasonably determined by the valuation firm.

d)	The Non-Breaching Party shall have 90 days from the determination of the FMV to complete the purchase.

7.4 Liquidation Rights

a)	Upon dissolution or liquidation of the JV Company for any reason, after payment of all debts and liabilities (including liquidation costs), the net remaining assets shall be distributed to the Parties in proportion to their respective shareholdings at the date of liquidation, subject to the provisions below.

b)	Distribution of Assets in Kind – Where assets cannot b, d, e sold or where both Parties agree to distribute assets in kind, priority shall be given to:

i.	Returning each Party’s contributed tangible assets or pre-existing intellectual property (if legally and practically possible) to the contributing Party;

ii.	Allocating jointly developed intellectual property in accordance with Article 5.

c)	Any disputes regarding the allocation of assets shall be resolved in accordance with Article 8 (Governing Law and Dispute Resolution).

7.5 Tag-Along Rights/ Right of First Refusal

a)	If one Party proposes to sell more than 25% of its shareholding in the JV Company to a third party (the “Proposed Sale”), it must first provide written notice to the other Parties, including full details of the purchaser, price, and terms. And the other Parties shall have a right of first refusal to purchase the offered shares on the same terms and conditions.

b)	The other Parties shall have the right (but not the obligation) to sell to the same purchaser, on the same terms and conditions, up to the same proportion of its shares as the selling Party is selling, by delivering written notice within 30 days of receipt of the Proposed Sale notice.

c)	The selling Party shall ensure that the purchaser agrees in writing to purchase such shares from the other Parties on the same terms.

7.6 Drag-Along Right.

a)	Trigger. If shareholders holding at least 66.67% of the voting rights of the JV Company (the “Dragging Shareholders”) approve a bona fide transaction that constitutes a Change of Control (defined below) (a “Drag-Along Notice”), the Dragging Shareholders may require all other shareholders (the “Dragged Shareholders”) to sell all of their shares in the JV Company to the proposed acquirer on the same terms and conditions.

b)	Change of Control. For purposes of this Section, “Change of Control” means any single transaction or series of related transactions involving:

i.	the sale of all or substantially all of the assets of the JV Company; or

ii.	the transfer of more than 50% of the voting power of the JV Company to a third party who is not an Affiliate of any existing shareholder.

c)	Procedure. The Dragging Shareholders shall deliver to the Dragged Shareholders a copy of the executed sale agreement and all material terms and conditions relating to the transaction. Completion of the sale by the Dragged Shareholders shall be conditional upon simultaneous completion by the Dragging Shareholders.

d)	Price Protection. The consideration payable to the Dragged Shareholders shall be in the same form and on substantially the same terms and conditions as that received by the Dragging Shareholders. If any Dragged Shareholder objects that the consideration is below Fair Market Value, the purchase price shall not be less than the Fair Market Value of the JV Company’s shares, as determined by an independent, internationally recognized valuation firm jointly appointed by the Parties (or, failing agreement, appointed by the Chairman of the DIFC Courts).

ARTICLE 8 – GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and any obligations arising out of or in connection with it will be governed by and construed in accordance with the laws of the Dubai International Financial Centre (DIFC). Disputes arising hereunder shall be resolved through binding arbitration administered by the Dubai International Arbitration Centre (DIAC) under its prevailing rules, with proceedings conducted in English at DIAC's Dubai seat.

ARTICLE 9 - FORCE MAJEURE

9.1 Force Majeure Event means an event which adversely affects the business in UAE and other unforeseeable circumstances beyond the control of the Parties against which it would have been unreasonable for the affected party to take precautions and which the affected party cannot avoid even by using its best efforts and which in each case directly causes either party to be unable to comply with all or a material part of its obligations under this Agreement and any circumstance not within a party's reasonable control including, without limitation:

a)	acts of God, flood, drought, earthquake or other natural disaster of overwhelming proportions;

b)	epidemic or pandemic, whether global or national;

c)	the occurrence of: an act of war (whether declared or not), hostilities, invasion, act of foreign enemies, terrorism or civil disorder, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

d)	nuclear, chemical or biological contamination or sonic boom;

e)	collapse of buildings, fire, explosion, or accident; and

f)	any labour or trade dispute, strikes, industrial action or lockouts (other than in each case by the party seeking to rely on this clause, or companies in the same group as that party);

g)	changes in applicable laws and regulations that make it impossible or financially unviable for the JV Company to carry out the Authorized Business Activities.

9.2 The corresponding obligations of the other Parties under the Agreement and its’ time for performance of such obligations shall be extended, to the same extent as those of the Affected Party.

9.3 The Affected Party shall:

a)	as soon as reasonably practicable after the start of the Force Majeure Event but no later than 30 days from its start, notify the other Parties in writing of the Force Majeure Event along with reasonable proof of the Force Majeure Event, its nature, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the agreement;

b)	use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations and shall use reasonable endeavours to continue to perform their obligations under this Agreement so far as reasonably practicable; and

c)	incur and bear its own losses arising out of or in relation to a Force Majeure event.

9.4 If the Force Majeure Event prevents, hinders, or delays the Affected Party's performance of its obligations for a continuous period of more than 90 days the Party not affected by the Force Majeure Event may terminate this Agreement by giving thirty days’ written notice to the Affected Party.

ARTICLE 10 – GENERAL PROVISIONS

10.1 Due to the time pressure to finalize and sign this Agreement, certain detailed provisions are lacking in this Agreement. The Parties agree to work with each other, prior to the formation of the JV Company and thereafter, including through the JV Company management team, to identify and reach mutual agreement on these missing provisions. The Parties agree to do so in good faith and in an expeditious manner to maximize the successful establishment and operation of the JV Company. Amendments this Agreement require written approval and acceptance by both Parties.

10.2 Assignment Restrictions

Neither Party may assign, transfer, novate, subcontract, or otherwise dispose of any of its rights or obligations under this Agreement, whether in whole or in part, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed. Any purported assignment or transfer in violation of this clause shall be null and void.

This restriction shall not apply to an assignment or transfer to an Affiliate of the assigning Party, provided that such Affiliate remains under the direct or indirect control of the assigning Party and provides a written undertaking to the other Parties to be bound by the terms of this Agreement.

10.3 Warranties and Limitations of Liabilities

Each Party represents and warrants to the other Parties that, as of the Effective Date and continuing throughout the term of this Agreement:

a)	Authority – It is fully and legally authorized to enter into this Agreement. It is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has full power and authority to enter into and perform its obligations under this Agreement.

b)	No Conflict – The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action and do not and will not conflict with or result in a breach of any other agreement, instrument, order, judgment, or law applicable to it.

c)	Compliance with Laws – It has complied, and will continue to comply, with all applicable laws, regulations, and permits required in connection with its obligations under this Agreement.

d)	Binding Obligation – This Agreement constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms.

Neither Party shall be held liable to the other Party for indirect, consequential, or incidental damages, loss of business or profit, attorney fees or other legal costs and expenses, in connection with or as a result of entering into this Agreement or the implementation thereof.

10.4 Precedence

In the event of any inconsistency between this Agreement and the Feasibility Study, the provisions of this Agreement shall prevail.

ARTICLE 11 – SURVIVAL PERIOD

11.1 Survival of Obligations

The provisions of this Agreement which by their nature are intended to survive termination or expiration shall so survive, including without limitation:

●	Article 5 (Intellectual Property),

●	Article 6 (Confidentiality),

●	Article 8 (Governing Law and Dispute Resolution),

●	and any rights or obligations accrued prior to termination.

Unless otherwise specified herein, such surviving provisions shall remain in full force and effect for a period of three (3) years following the date of termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties execute this Agreement by their duly authorized representatives:

Robo.ai Investments L.L.C.-FZ

By:	/s/ Benjamin Bin Zhai
Name:	Benjamin Zhai
Title:	Chief Executive Officer of Robo.ai Inc.

JW Global Holding L.L.C-FZ

By:	/s/ Javed Afridi
Name:	Javed Afridi
Title:	Chief Executive Officer JW Global Holding L.L.C-FZ